EXHIBIT K.4

NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND

AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN

WHEREAS, NUVEEN ENHANCED HIGH YIELD MUNICIPAL BOND FUND, A MASSACHUSETTS BUSINESS TRUST (THE “FUND”), ENGAGES IN BUSINESS AS A CLOSED-END MANAGEMENT INVESTMENT COMPANY THAT CONTINUOUSLY OFFERS ITS COMMON SHARES OF BENEFICIAL INTEREST (THE “SHARES”), IS OPERATED AS AN “INTERVAL FUND” AND IS REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “ACT”);

WHEREAS, the Fund employs Nuveen Securities, LLC (the “Distributor”) as distributor of the Shares pursuant to one or more Distribution Agreements;

WHEREAS, the Fund relies on relief (the “Exemptive Relief”) granted by the Securities and Exchange Commission (the “SEC”) permitting the Fund, as an interval fund under Rule 23c-3 under the Act, to issue multiple classes of Shares (each, a “Class,” and collectively, the “Classes”) and to impose asset-based distribution fees and early withdrawal charges so long as the Fund complies with the provisions of certain rules under the Act as if they apply to closed-end investment companies, including Rule 12b-1 under the Act (“Rule 12b-1”);

WHEREAS, the Fund previously adopted this Distribution and Service Plan on behalf of its Class A Common Shares;

Whereas, the Fund desires to adopt this Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 (the “Plan”) on behalf of the Class A1 Common Shares and the Class A2 Common Shares, in order to add the Class A2 Common Shares to the Plan, to incorporate the change in the name of the Class A Common Shares to Class A1 Common Shares, and to make certain other non-material changes;

WHEREAS, the Board of Trustees of the Fund (the “Board”) has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Class A1 Common Shares, Class A2 Common Shares and their shareholders;

WHEREAS, the Fund has adopted a Multiple Class Plan in compliance with Rule 18f-3 to enable the various Classes of Shares to be granted different rights and privileges and to bear different expenses, and has an effective registration statement on file with the SEC containing one or more Prospectuses describing such Classes of Shares;

NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan in compliance with Rule 12b-1, on the following terms and conditions:

1.

(a)   The Fund is authorized to compensate the Distributor for services performed and expenses incurred by the Distributor in connection with the distribution of Class A1 Common Shares and Class A2 Common Shares of the Fund (“Distribution Services”), and the servicing of accounts holding such Shares as further described in Section 1.(d) of this Plan (“Shareholder Services”), to the extent the Fund has the applicable Class outstanding,

(b)   The amount of such compensation paid for Distribution Services (the “Distribution Fee”) and/or Shareholder Services (the “Service Fee”) during any one year shall consist of:

(i)  with respect to Class A1 Common Shares of the Fund, a Service Fee not to exceed 0.25% of average daily net assets of the Class A1 Common Shares of the Fund, plus a Distribution Fee not to exceed 0.50% of average daily net assets of the Class A1 Common Shares of the Fund.

(ii)  with respect to Class A2 Common Shares of the Fund, a Service Fee not to exceed 0.25% of average daily net assets of the Class A2 Common Shares of the Fund, plus a Distribution Fee not to exceed 0.25% of average daily net assets of the Class A2 Common Shares of the Fund.

Such compensation shall be calculated and accrued daily and paid to the Distributor monthly or at such other intervals as the Board may determine.

(c)   With respect to Class A1 Common Shares and Class A2 Common Shares, the Distributor shall pay any Service Fees it receives under the Plan for which a particular underwriter, dealer, broker, bank or selling entity having a Dealer Agreement in effect (“Authorized Dealer”, which may include the Distributor) is the dealer of record, to such Authorized Dealers to compensate such organizations for providing services to shareholders relating to their investment; provided, however, that the Distributor shall be entitled to retain, for the first year after purchase of the Class A1 Common Shares and/or the Class A2 Common Shares, the Service Fee to the extent that it may have pre-paid the Service Fee for that period to the Authorized Dealer of record. The Distributor may retain any Service Fees not so paid.

(d)   Shareholder Services for which such Authorized Dealers may receive Service Fee payments include any or all of the following: maintaining account records for shareholders who beneficially own Class A1 Common Shares or Class A2 Common Shares; answering inquiries relating to the shareholders’ accounts, the policies of the Fund and the performance of their investment; providing assistance and handling transmission of funds in connection with purchase, redemption and exchange orders for Class A1 Common Shares or Class A2 Common Shares; providing assistance in connection with changing account setups and enrolling in various optional fund services; producing and disseminating shareholder communications or servicing materials; the ordinary or capital expenses, such as equipment, rent, fixtures, salaries, bonuses, reporting and recordkeeping and third party consultancy or similar expenses, relating to any Shareholder Services relating to the Class A1 Common Shares or Class A2 Common Shares for which payment is authorized by the Board; and the financing of any other Shareholder Services relating to the Class A1 Common Shares or Class A2 Common Shares for which payment is authorized by the Board.

(e)   Payments of Distribution Fees or Service Fees to any organization as of any month-end (or other period-end, as appropriate) will not exceed the appropriate amount based on the annual percentages set forth above, based on average Share net assets of accounts for which such organization appeared on the records of the Fund and/or its transfer agent as the organization of record during the preceding month (period).

2.    This Plan shall not take effect until the Plan, together with any related agreement(s), has been approved with respect to the Fund and Classes thereof by votes of a majority of both (a) the Board, and (b) those Trustees of the Fund who are not “interested persons” of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Rule 12b-1 Trustees”), cast in accordance with the requirements of the 1940 Act and the rules thereunder, as interpreted by the SEC or its staff from time to time.

3.     This Plan shall continue in effect for a particular Class for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2.

4.     The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of distribution- and service-related activities, Distribution Fees, Service Fees, and the purposes for which such activities were performed and expenses incurred.

5.      This Plan may be terminated as to the Fund or as to a given Class of Shares of the Fund at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority (as defined in the Act) of the outstanding voting Shares of the Fund or the applicable Class.

6.      This Plan may not be amended to increase materially the amount of compensation payable by the Fund with respect to any Class of Shares under paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting Shares of that Class of Shares of the Fund. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 2 hereof.

7.      While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not such interested persons.

8.      The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

Approved and Adopted by the Board as of:

May 25, 2022